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EXHIBIT 8.1

Holme Roberts & Owen LLP
Attorneys at Law

1700 Lincoln Street
Suite 4100
Denver, Colorado
80203-4541
Tel (303) 861-7000
Fax (303) 866-0200
www.hro.com

Denver
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Colorado Springs
London
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July 15, 2003

Graphic Packaging International Corporation
4455 Table Mountain Drive
Golden, CO 80403

Ladies and Gentlemen:

We have acted as counsel for Graphic Packaging International Corporation ("Company"), a Colorado corporation, with respect to certain United States federal income tax matters in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger dated as of March 25, 2003 (together with any amendments thereto, the "Merger Agreement") by and among Riverwood Holding, Inc. ("Riverwood"), Riverwood Acquisition Sub LLC ("Merger Sub") and Company, and (ii) the preparation of the discussion set forth under the caption "Material Federal Income Tax Consequences of the Merger" in the proxy statement/prospectus (the "Prospectus") included as part of the Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the "Commission")(File No. 333-104928) in connection with the Merger (the "Registration Statement"). Except as otherwise indicated, undefined capitalized terms used in this opinion and defined in the Merger Agreement have the respective meanings given them in the Merger Agreement.

In rendering this opinion, we have examined the Merger Agreement, the Voting Agreement, the Stockholders Agreement, the Amended and Restated Registration Rights Agreement, and the Prospectus, each in the form included as part of, or filed as an exhibit to, the Registration Statement (including any amendments to the foregoing agreements included as part of, or filed as an exhibit to, the Registration Statement), and any other agreements and documents that affect the material terms and conditions of the Merger and that are specifically referred to in either the Registration Statement or the Prospectus, or both (collectively, all such agreements and documents referred to in this sentence being the "Transaction Documents").

For purposes of this opinion, we have (with your permission and without any investigation or independent verification) assumed (i) that the Transaction Documents constitute legal, valid and binding obligations of the parties thereto, enforceable against such parties in accordance with their terms, (ii) that the Merger will be consummated in the manner described in the Merger Agreement and the Prospectus, and (iii) that the Merger will be a valid merger under applicable state law.

In addition, we have (with your permission and without any investigation or independent verification) assumed (i) that the factual matters and descriptions contained in the Transaction Documents are accurate and complete, (ii) the representations, warranties and covenants made by Riverwood, Merger Sub and Company in the Transaction Documents as well as in letters delivered to us dated as of the date hereof and signed by authorized representatives of Riverwood, Merger Sub and Company are accurate and complete, and (iii) that the parties to the Transaction Documents and such letters will act in accordance with, and will refrain from taking any action that is prohibited by, the terms and conditions thereof.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, and publicly available administrative interpretations and court decisions, all as in effect as of the date hereof and all of which may change, possibly with retroactive effect.

Our opinion does not purport to be a complete technical analysis or listing of all potential tax consequences that may be relevant to a person who exchanges Company Common Stock for Riverwood Common Stock in the Merger. Our opinion only addresses the tax consequences to Company stockholders that hold Company Common Stock as a capital asset. Our opinion does not address the tax consequences of the Merger under state, local or foreign law and the discussion does not address any non-income tax consequences of the Merger (such as estate or gift tax consequences). Our opinion does not address all aspects of United States federal income taxation that may be important to a Company stockholder in light of that stockholder's particular circumstances. Accordingly, our opinion does not address any of the tax consequences associated with: (i) the exercise of options to purchase Company Common Stock before the Effective Time; (ii) the exchange of options to purchase Company Common Stock for options to purchase Riverwood Common Stock in the Merger; (iii) the exchange of restricted Company Common Stock for restricted Riverwood Common Stock in the Merger; or (iv) the conversion of Company Convertible Preferred Common Stock into Company Common Stock and the receipt of the consideration to be delivered pursuant to Section 4.7(b) of the Voting Agreement.

Our opinion also does not address the United States federal income tax consequences of the Merger to a person who is subject to special rules under the Code, including but not limited to: (i) a financial institution or insurance company; (ii) a tax-exempt organization, retirement plan or mutual fund; (iii) a dealer, broker or trader in securities; (iv) a foreign person; (v) a person who holds its Company Common Stock as part of a hedge, appreciated financial position, straddle or conversion transaction; or (vi) a person who holds a beneficial interest in a partnership (or entity taxed as a partnership), trust or estate that, in each case, owns Company Common Stock.

Subject to the assumptions, conditions, qualifications, limitations and applicable law described herein, we are of the opinion that: (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; (ii) Riverwood and Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code; and (iii) the material United States federal income tax consequences to a holder of Company Common Stock of the exchange of Company Common Stock for Riverwood Common Stock in the Merger are (a) the exchange of Company Common Stock for Riverwood Common Stock in the Merger will not result in the recognition of gain or loss to the holder; (b) the holder will have a tax basis in Riverwood Common Stock received in the Merger equal to the tax basis of Company Common Stock surrendered by the holder in the Merger; and (c) the holding period for shares of Riverwood Common Stock received by the holder in exchange for Company Common Stock in the Merger will include the holding period for Company Common Stock surrendered by the holder in the Merger.

Our opinion is not binding upon the Internal Revenue Service ("IRS") or the courts. The IRS may take a position contrary to our opinion and, if the matter is litigated, a court could reach a contrary decision.

The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters. We are furnishing our opinion to you in connection with the Prospectus and our opinion is not to be relied upon for any other purpose. The opinions expressed herein may not be quoted in whole or in part or otherwise used or referred to in connection with any other transactions, and may not be furnished to or filed with any person or entity (other than a governmental agency that may require a copy of our opinion) without the prior written consent of this firm.

        We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm under the captions "Material Federal Income Tax Consequences of the Merger" and "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                      Very truly yours

                      /s/ HOLME ROBERTS & OWEN LLP

JDB/RJW/DBS

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  EXHIBIT 8.1